EXHIBIT 23.3




           ACKNOWLEDGMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 15, 2003, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended March 31, 2003, our report dated August 18, 2003, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended June 30, 2003, and our report dated November 18, 2003, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended September 30, 2003.



GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
December 10, 2003